Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of September 18, 2017 (the “Effective Date”), by and between NextDecade Corporation, a Delaware corporation (the “Company”), and Matthew K. Schatzman (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

NOW, THEREFORE, the Company and the Executive agree as follows:

1.                  EMPLOYMENT AND RESPONSIBILITIES

Commencing on the Effective Date, the Company will employ the Executive in the position of President. The Executive will report directly to the Company’s Chief Executive Officer (“CEO”) have such authority, and will perform all of the duties, normally associated with this position at similarly situated companies as well as other duties as may be reasonably assigned to him from time to time by the CEO consistent with his position as President. The Company shall cause Executive to be elected to its Board of Directors (the “Board”) in accordance with the Company’s governing documents as soon as reasonably practicable following the Effective Date. Executive shall primarily perform services under this Agreement at the Company’s office in The Woodlands, Texas, but Executive acknowledges that business travel is required in performing his duties and responsibilities under this Agreement.

Immediately following “Final Investment Decision” by the Company, the Executive’s position will change from “President” to “President and Chief Executive Officer”, and at such time this Agreement shall be amended to reflect such change in Executive’s title and any changes in Base Salary or Annual Bonus (if any) that may result from the change in title. For purposes of this Agreement, the term “Final Investment Decision” shall mean Board’s approval of the expenditure of capital to proceed with an LNG project providing for an aggregate of at least 4 million tons per annum.

2.                  ATTENTION AND EFFORT

The Executive will devote substantially all of his business time, ability, attention and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to engaging in such charitable or community service activities, serving on such boards of professional organizations and participating in such industry and/or trade groups and as the Board shall approve in its discretion.

Execution Version

3.                  TERM

The Company and the Executive agree that this Agreement and the Executive’s employment with the Company shall commence on the Effective Date and will remain in effect until June 30, 2020 of the Effective Date (the “Initial Employment Term”) unless it is earlier terminated in accordance with Section 6 below. At the conclusion of the Initial Employment Term or a Renewal Term (as defined below), this Agreement shall automatically extend for an additional one (1) year period (subject to earlier termination as provided in Section 6) (each such one (1) year period, a “Renewal Term”), unless the Company gives the Executive, or the Executive gives the Company, as applicable, written notice at least one hundred and eighty (180) days prior to the end of the then-current Initial Employment Term or Renewal Term, as applicable, of such party’s intention to not renew this Agreement for the following period (“Notice of Non-Renewal”). The Initial Employment Term and each Renewal Term together are referred to herein as the “Term”).

4.                  COMPENSATION

During the Term, the Company agrees to pay to the Executive, and he agrees to accept in full consideration for all services performed by him, the following compensation:

4.1              Base Salary: The Company will pay the Executive an annual base salary of five hundred and fifty thousand dollars ($550,000.00), before all applicable payroll deductions (“Base Salary”). This Base Salary will be paid in accordance with the usual payroll practices of the Company. The Base Salary may be increased (but not decreased) by the Board (or any duly constituted committee thereof) in consultation with the CEO as determined in its sole discretion. The Board shall consider increasing the Base Salary at the time the Executive holds the title of “CEO”. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.

4.2              Bonus

(a)                Subject to the provisions of Section 4.2(b) below, the Company shall (subject to the following sentence), during the Term of this Agreement, pay or cause to be paid to the Executive an annual cash bonus with a target of ninety percent (90%) of the Base Salary (“Annual Bonus”). The Board shall consider increasing the target percentage at the time the Executive holds the title of “CEO”. In accordance with the Company’s governing documents, the amount of any such bonus shall be determined by the Board (or any duly constituted committee thereof) based on target objectives and/or metrics with respect to the Executive’s individual performance and the overall performance of the Company which are mutually agreed upon by the Executive and the Board at the beginning of each fiscal year (but no later than January 31 of the applicable year); provided, however, that the Annual Bonus shall be no less than fifty percent (50%) and no more than 150% of the Base Salary.

(b)               The Annual Bonus will be paid at such time or times as bonuses are paid to the Company’s senior management personnel and otherwise in accordance with the Company’s policies and practices; provided, that the Annual Bonus shall be paid on or before January 31 of the fiscal year following the year in which it was earned to the extent payment on a later date would violate (if applicable to Executive) the provisions of Section 409A (as defined below); provided, further, that, except (i) as provided in Section 7, the Annual Bonus shall only become due to the extent the Executive remains employed by the Company through the end of the fiscal period to which it relates, or (ii) in the final year of the Term, a prorated Annual Bonus shall become due and payable in accordance with Section 7.3(c) below. The Annual Bonus for 2017 will be pro-rated to reflect the actual time of Executive’s employment with the Company for 2017 (calculated by the number of calendar days worked in the current year, divided by 365) and shall be paid solely in the amount of common stock of the Company equal to the pro-rated portion of the Annual Bonus for 2017. The Annual Bonus for 2018 shall be paid solely in the amount of common stock of the Company equal to the Annual Bonus for 2018. Annual Bonuses for 2017 and 2018, respectively, that are each paid in stock shall be calculated by taking the applicable Annual Bonus amount and dividing it by the Company’s share price on the applicable date of issuance.

Execution Version

4.3              Withholding: The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.

4.4              Incentive Stock. As soon as practicable following the Effective Date and the adoption of an omnibus incentive stock plan by the Board and the Company’s stockholders (“Share Plan”), Executive shall be granted the following share allocations out of the Company’s incentive stock allocation pool (representing as at the Effective Date, five percent (5%) of the outstanding stock of the Company as at July 24, 2017) (“Incentive Pool”):

(a)                48,450 shares (representing the number of fully vested shares of common stock of the Company valued at $10.32 per share equal to five hundred thousand dollars ($500,000.00) (“Vested Stock”)). The Vested Stock will be subject to the restrictions on transfer contained in the form of Lock Up Agreement attached as Exhibit 1 and the period of such restriction shall be one (1) year from the date on which the Vested Stock is issued by the Company and granted to Executive;

(b)               1,052,492 shares (representing the relevant number of shares of common stock of the Company valued at $10.32 per share (“Incentive Stock”)). The terms of the Incentive Stock shall be determined, and the Incentive Stock shall be administered (in a manner consistent with the immediately preceding sentence), by the Compensation Committee of the Board of the Company in accordance with the Share Plan.

The Company will establish a trading plan pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, prior to the one-year anniversary of the Effective Date to facilitate sales of Executive’s Vested Stock in the open market to cover the tax liability associated with vesting events.

Execution Version

4.5              Vesting Schedule. All Vested Stock granted to Executive as provided in Section 4.4(a) above shall vest the date on which the Vested Stock is issued by the Company and granted to Executive. All Incentive Stock granted to Executive as provided in Section 4.4(b) above shall vest in accordance with the following vesting schedule:

(a)                20% of the Incentive Stock (representing 210,498 shares) will vest as follows:

(i)	70,166 shares on September 18, 2019;
(ii)	70,166 shares on September 18, 2020; and
(iii)	70,166 shares on September 18, 2021;

(b)               80% of the Incentive Stock (representing 841,994 shares) will vest as follows:

(i)	52,625 shares upon execution by the Company of a final agreement with an engineering, procurement and construction (EPC) contractor for an LNG facility;
(ii)	210,498 shares upon execution of one or more binding tolling or LNG sales and purchase agreements, with customary conditions precedent, providing for an aggregate of at least 3.825 million tons per annum; and
(iii)	578,871 shares upon a positive Final Investment Decision for an LNG project providing for an aggregate of at least 4 million tons per annum;

(c)                For the avoidance of doubt, unvested Incentive Stock is subject to Section 7 of this Agreement; provided however, that if prior to 100% of the Incentive Stock vesting pursuant to Sections 4.5 (a) and (b) above, a Change of Control (as defined in Section 6 below) occurs, all such unvested Incentive Stock shall immediately vest.

5.                  BENEFITS

5.1              Benefit Programs. During the Term, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other employees of the Company, as such plans or programs may be in effect from time to time. For the avoidance of doubt, and except as set forth in Section 4.4 above, nothing contained in this Agreement shall require to Company to establish or maintain any such plan or program.

5.2              Vacation Time. The Executive will be entitled to four (4) weeks of paid vacation per year.

5.3              Business Expenses. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time or such expense reimbursement policies as the Board may adopt from time to time.

Execution Version

6.                  TERMINATION

The Executive’s employment under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 6, 7, 8 and 9 will survive the termination of the Executive’s employment and the expiration of the Term.

6.1              Definitions.

(a)                “Advance Notice Period” means a notice period of at least one hundred eighty (180) days’ advance notice of the Termination Date.

(b)               “Arrest” means an arrest of the Executive in which any related criminal proceeding has not been dismissed within 60 days of such arrest.

(c)                “Cause” means: (i) the Executive’s refusal to comply with any lawful directive of the Board, which refusal is not cured by the Executive within thirty (30) days of written notice from the Company specifying the directive which Executive refused to substantially perform (other than a refusal resulting from Executive’s incapacity due to illness or injury); (ii) the Executive acts (including a failure to act) in a manner that constitutes willful misconduct or gross negligence in the performance of his duties as President; (iii) the Executive has committed an act of (A) theft, embezzlement, or material misrepresentation, in each case, in the performance of his duties as Executive related to the business of the Company; or (B) fraud; (iv) a material breach by the Executive of this Agreement or any fiduciary duty owed to the Company; or (v) the Executive’s Arrest, indictment for, or conviction of (or the entry of a plea of a nolo contendere or equivalent plea), in a U.S. court of competent jurisdiction, a felony or misdemeanor involving material dishonesty or moral turpitude or (vi) the Executive’s habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances to the extent it adversely affects the Executive’s performance. A determination of Cause must be made in writing by a majority of the members of the CEO and the Board (other than the Executive, who shall not participate in any deliberations of the Board with respect thereto) after the Executive has been given a reasonable opportunity to address members of the Board with respect thereto.

(d)               “Change in Control” shall mean any of the following events:

(i)                 Any transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities or the voting securities of the stockholders of the Company if, after such transfer, such person or group of affiliated persons would hold more than fifty percent (50%) of the outstanding voting securities of the Company or the Company’s stockholders (or the surviving entity or entities thereto);

Execution Version

(ii)               Any sale of all or substantially all of the assets of the Company other than to a person or group affiliated with the Company or controlled by or under common control with the Company or persons who hold more than fifty percent (50%) of the outstanding voting securities of the Company or the Company’s stockholders; or

(iii)             Any other event involving that the Board determines shall constitute a change in control for purposes of this Agreement.

(e)                “Disability” or “Disabled” means the Executive’s inability to substantially perform the duties set forth in Section 1 for a period of twelve (12) consecutive weeks, or a cumulative period of one hundred and eighty (180) business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity. If there should be a dispute between the Company and the Executive as to the Executive’s disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician shall be designated by TIRR Memorial Hermann in Houston, Texas. The parties agree to be bound by the final decision of such physician.

(f)                “Good Reason” means the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement, (ii) a reduction in the Executive’s Base Salary or the guaranteed portion of the Annual Bonus, (iii) a relocation or attempted relocation of Executive’s primary work location to a location that is more than 50 miles from the Executive’s then current work location; (iv) a material reduction or diminution of the Executive’s duties, responsibilities or authorities which are caused by an act of the Company, including any material change in the reporting structure of or to Executive, or any assignment by the Company of duties materially inconsistent with Executive’s position as President (or, if then applicable, as President and CEO); or (v) the occurrence of a Change of Control which results in a reduction or diminution in the position, title and responsibilities of Executive with the surviving company. For the avoidance of doubt, the Board consultation with Company personnel with respect to any matter shall not be deemed a “change in the reporting structure of or to Executive” for purposes of the definition of “Good Reason” in clause (iv) of this paragraph.

(g)               “Notice of Termination” means the prior written notice of termination of the Executive’s employment.

(h)               “Termination Date” means the effective date of termination of the Executive’s employment and this Agreement, and which constitutes a “separation from service” for purposes of Section 409A, other than any surviving provisions.

Execution Version

6.2              By the Company. The Company may terminate the employment of the Executive during the Term by delivery of a Notice of Termination, or decide not to renew this Agreement by delivery of a Notice of Non-Renewal to the Executive.

(a)                If the Company terminates the Executive’s employment for Cause, then the Notice of Termination may provide for an immediate Termination Date without a notice period.

(b)               If the Company terminates the Executive’s employment due to the Executive’s death, the Termination Date will be the date of the Executive’s death.

(c)                If the Company terminates the Executive’s employment due to the Executive’s Disability, the Notice of Termination must provide a Termination Date that is at least ten days after the Executive has been determined to be Disabled.

(d)               If the Company decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Executive at least one hundred eighty (180) days before the end of the Initial Term or current Renewal Term with a Termination Date of the last day of the Initial Term or such Renewal Term.

(e)                If the Company terminates the Executive’s employment without Cause, then the Notice of Termination must provide an Advance Notice Period, during which period the Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to the Executive and without reducing compensation during the Advance Notice Period, excuse the Executive from any or all of his duties during any Advance Notice Period.

6.3              By the Executive. The Executive may terminate his employment by delivery of a Notice of Termination to the Company.

(a)                If the Executive terminates his employment for Good Reason, the Executive must provide a Notice of Termination to the Company within ninety (90) days of when the existence of a Good Reason condition first arose, with a Termination Date that is at least thirty (30) days in the future from the date of such notice, in order to permit the Company at least thirty (30) days to cure the condition. The Executive’s employment will terminate on the Termination Date specified in the Notice of Termination if (i) the Company does not cure the condition during such thirty (30)-day cure period (or earlier date that the Company notifies the Executive that it will not cure the condition) and (ii) the Executive does not rescind such termination prior to the Termination Date.

(b)               If the Executive decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Company at least one hundred eighty (180) days before the end of the Initial Term or current Renewal Term with a Termination Date of the last day of the Initial Term or such Renewal Term.

(c)                If the Executive terminates his employment without Good Reason, then the Executive’s Notice of Termination must provide an Advance Notice Period, during which period the Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to the Executive and without reducing compensation during the Advance Notice Period, excuse the Executive from any or all of his duties during any Advance Notice Period.

Execution Version

7.                  TERMINATION PAYMENTS

In the event Executive’s employment with the Company is terminated, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:

7.1              Payment upon Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall:

(a)                Pay his Base Salary through the Termination Date;

(b)               Provide the Executive with all benefits and payments that are accrued but unpaid as of the Termination Date in accordance with this Agreement or the applicable benefit plans and programs of the Company, and

(c)                Thereafter, the Company shall have no further obligation to make payments to the Executive hereunder.

7.2              Payment upon Termination by the Company without Cause, or by the Executive with Good Reason. In the event the Executive’s employment is terminated by the Company without Cause, or by the Executive with Good Reason, in addition to the payments described in Section 7.1(a) and (b) above, the following shall apply:

(a)                The Company shall pay the Executive an amount equal to the sum of his Base Salary (as in effect as of his Termination Date) for a period of twelve (12) months in a single, lump sum payment (“Severance Payment”) within ten (10) days following the Termination Date;

(b)               The Company shall pay his Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;

(c)                The Company shall pay the Executive as his Annual Bonus for the fiscal year in which the termination occurs within thirty (30) days after Executive executes the release referenced in Section 7.2(e) below an amount equal to the Executive’s then applicable Annual Bonus target percentage multiplied by the Executive’s then applicable Base Salary multiplied by a fraction, the numerator of which is the number of days in the fiscal year beginning on the first day through and including the Termination Date and the denominator of which is three hundred sixty five (365). Any Annual Bonus payment due pursuant to this Section 7.2(c) for 2017 or 2018 shall be paid solely in an amount of common stock of the Company.

(d)               The Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder);

(e)                The Company’s obligation to make payments as provided in this Section 7.2 shall be contingent upon the Executive executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive, within forty-five (45) days following the Termination Date and not revoking such release during the seven (7)-day revocation period following execution of the release (“release consideration period”). The amounts that would otherwise be paid to the Executive prior to his execution of the release (without revocation) shall not be paid until the release becomes fully effective. Once the release becomes fully effective, any payment to the Executive that were delayed pursuant to the preceding sentence shall be promptly paid in a lump sum and any subsequent payments shall be paid to the Executive pursuant to the schedule otherwise required by this Agreement; provided, however, that if the release consideration period extends into the calendar year following the date of termination of employment, then the payment or payments shall not be made until the later calendar year regardless of when the release becomes effective;

Execution Version

(f)                Executive’s prior grants of Incentive Stock, to the extent then vested, shall remain outstanding in accordance with their terms. Any unvested Incentive Stock shall vest immediately upon the Termination Date with respect to any Termination by the Company without Cause or any Termination by the Executive for Good Reason.

7.3              Payment upon Termination by the Company for Non-Renewal. In the event the Executive’s employment is terminated by the Company due to the Non-Renewal of the Term at the Company’s election by Notice of Non-Renewal pursuant to Section 6.2(d), in addition to the payments described in Section 7.1 (a) and (b) above, the following shall apply:

(a)                The Company shall pay the Executive the Severance Payment within ten (10) days following the Termination Date;

(b)               The Company shall pay his Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;

(c)                The Company shall pay the Executive as his Annual Bonus for the fiscal year in which the termination occurs within thirty (30) days following the Termination Date, an amount equal to the Executive’s then applicable Annual Bonus target percentage multiplied by the Executive’s then applicable Base Salary multiplied by a fraction, the numerator of which is the number of days in the fiscal year beginning on the first day through and including the Termination Date and the denominator of which is three hundred sixty five (365);

(d)               The Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder);

(e)                Executive’s prior grants of Incentive Stock, to the extent then vested, shall remain outstanding in accordance with their terms and any unvested Incentive Stock shall lapse and be forfeited.

7.4              Payment upon Termination by the Executive for Non-Renewal or by the Company due to Death or Disability. In the event the Executive’s employment is terminated by the Executive due to the Non-Renewal of the Term by the Executive pursuant to Section 6.3(b), or by the Company due to Executive’s death or Disability, in addition to the payments described in Section 7.1 (a) and (b) above, the following shall apply:

(a)                The Company shall pay his Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;

(b)               The Company shall provide the Executive, his estate or personal representative with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder); and

(c)                Executive’s prior grants of Incentive Stock, to the extent then vested, shall remain outstanding in accordance with their terms and any unvested Incentive Stock shall lapse and be forfeited; provided, that Company shall use commercially reasonable efforts to register any prior grants of Incentive Stock to the extent then vested, within 90 days of the Executive’s death or Disability.

Execution Version

8.                  PROTECTION OF CONFIDENTIAL INFORMATION

The Company has provided to Executive prior to the date of this Agreement, the Executive is in possession of, and the Company will, on an ongoing basis during the term of this Agreement, provide to Executive (or provide the Executive with access to), Confidential Information which the Executive did not or would not have access to or knowledge of before such Confidential Information was provided or made accessible to Executive by the Company. “Confidential Information” means all confidential or proprietary information that relates to the business, technology, manner of operation, suppliers, customers, finances, investors, prospective investors, technical data, engineering data, project specifications and studies, employees, or business plans, proposals or practices of the Company or its subsidiaries (if any), and includes, without limitation, the identities of the Company’s suppliers, investors, prospective investors, customers and prospective customers, the Company’s business plans and proposals, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, and nonpublic financial information. Excluded from the definition of Confidential Information is (i) information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive and (ii) industry practices, standards and general operational procedures. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public.

8.1              Non-Disclosure of Confidential Information: The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, he has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during his employment, and at all times after the termination of his employment with the Company, that he will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by his work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information.

8.2              Return of Company Property and Information: Upon the Company’s request at any time and for any reason, the Executive shall immediately (to the extent practicable) deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession to the extent they contain, reflect or substantially relate to Confidential Information. The Executive shall not retain any originals or copies, in electronic or printed form, of any documents or materials related to the Company’s business that the Executive came into possession of or created as a result of the Executive’s employment at the Company and Executive may be asked to certify in writing that he has not retained any such Confidential Information prior to the payment of any amounts pursuant to Article 7. The Executive acknowledges that such information, documents and materials are the exclusive property of the Company.

Execution Version

8.3              Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 8 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by Company to the Executive.

9.                  NONCOMPETITION AND NONSOLICITATION

9.1              Applicability. This Section 9 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 9 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by the Company to the Executive. To protect the Company’s Confidential Information, the Executive agrees that it is necessary to enter into the following restrictive covenants. The Executive agrees that these covenants are ancillary to the enforceable promises between Company and the Executive in Section 8.

9.2              Definitions.

(a)                “Competitive Business” means any business that is engaged in, has made a final investment decision for, or is seeking funding, permits or regulatory approvals for, (i) the development, construction and operation of a new, or an expansion of an existing, facility for the exportation from the United States of liquefied natural gas or (ii) any phase of such a liquefied natural gas development or expansion project described in (i) that involves the siting, design or construction of facilities for the production and export from the United States of liquefied natural gas by such business.

(b)               “Developments” means all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein to the extent relating to the business of the Company.

(c)                “Restricted Period” means the period commencing on the Effective Date and ending on the eighteen-month anniversary of the Termination Date.

(d)               “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (i) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant of the Company to leave the employ of, or stop providing services to, the Company; or (ii) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants of the Company.

Execution Version

9.3              Noncompetition. The Executive agrees that (i) during the Restricted Period, other than in connection with his duties under this Agreement, he will not, without the prior written consent of the Company, directly or indirectly, engage in any employee, managerial, consulting, advisory or similar activities for or for the benefit of a Competitive Business and (ii) during the Restricted Period, other than ownership in the Company, he will not own, directly or indirectly, a Competitive Business or any interest therein. Notwithstanding the foregoing, the Executive shall be permitted during the Restricted Period to own, directly or indirectly, securities of any organization or entity, which are traded on any national securities exchange if the Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own five (5) percent or more of any class of securities of such organization or entity. Notwithstanding the foregoing, after the Term (including during the balance of Restricted Period), the Executive may be employed by or provide services to any (i) third-party service provider to the LNG industry, such as an EPC company, or (ii) any organization who engages in a Competitive Business but its primary line of business is not a Competitive Business if and for so long as he does not engage in or provide information or assistance to the Competitive Business line of business.

9.4              Nonsolicitation. During the Restricted Period, other than in connection with his duties under this Agreement, the Executive will not engage in or attempt to engage in any Solicitation; provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as he does not (a) directly or indirectly contact such employee prior to his departure from the Company or during the balance of the Restricted Period regarding such employee’s employment with such entities, or (b) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee. Responding to reference requests shall not be considered a Solicitation. For avoidance of doubt, for the purposes of this Section 9.4, (i) “employee” shall not include any employee of the Company that has not been employed by the Company for a period of at least thirty (30) days, and (ii) Solicitation will be not be considered to have occurred with respect to any agent of consultant to the Company merely because such agent or consultant is retained by such entity or entities.

9.5              Ownership of Intellectual Property.

(a)                All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company has taken material actions in order to prepare to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company.

Execution Version

(b)               The Executive shall promptly disclose any material Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development.

(c)                During the Term, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.

9.6              Tolling. If an arbitrator determines that the Executive has violated Section 9.3 or 9.4, the Restricted Period as to that particular section will be tolled for the time period of non-compliance as specifically determined by the arbitrator.

9.7              Equitable Relief: The Executive acknowledges that (i) the provisions of this Section 9 are essential to the Company; (ii) that the Company would not enter into this Agreement if it did not include this Section 9; and (iii) that damages sustained by the Company as a result of a breach of this Section 9 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 9.

9.8              Contingent upon Compliance. The restrictive covenants imposed on Executive in this Agreement following any Termination Date shall be operable and effective only if the Company is in material compliance with its obligations under Section 7 and Section 10. In the event the Executive materially breaches any of his obligations under Section 9.4, then in addition to any other rights and remedies to which the Company is otherwise entitled, the Executive shall promptly pay to the Company any Severance Payment previously made to the Executive pursuant to Section 7.2.

Execution Version

10.              Indemnification and D&O Insurance

10.1          Indemnification. The Company shall, to the maximum extent not prohibited by law, indemnify, defend and hold Executive harmless if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or an affiliate, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding (collectively, “Losses”) incurred by the Executive provided that the Executive acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and provided further that the omission, act or conduct that was the basis for, or otherwise caused, the Losses did not constitute gross negligence, willful misconduct or fraud on the part of the Executive or its agent. The rights conferred upon Executive pursuant to this Section shall (i) not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, bylaw, constituency document, agreement, vote of stockholders or disinterested directors or otherwise; (ii) continue as to Executive after Executive has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of Executive’s estate; and (iii) be enforceable by Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company.

10.2          D&O Insurance. The Company shall purchase and maintain director and officer liability insurance throughout the term of this Agreement which covers Executive such terms and providing such further coverage as the Board determines is appropriate and the Executive shall be covered by such insurance on the same basis as the other officers of the Company and the Board of Directors.

11.              FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Mr. Matthew K. Schatzman 11507 Memorial Drive Houston, Texas 77024

If to the Company:	NextDecade Corporation 3 Waterway Square Place Suite 400 The Woodlands, TX 77380 Attention: General Counsel

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by electronic facsimile transmission, it shall be effective upon receipt.

Execution Version

12.              ASSIGNMENT

This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or anyone or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction, provided such other person or entity expressly agrees to the enforceability of the terms and conditions hereunder against such other person or entity, as successor to the Company. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.

13.              WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.              AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

15.              APPLICABLE LAW; DISPUTE RESOLUTION

15.1          Governing Law. This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any rules governing conflict of laws of the laws of any jurisdiction other than the State of Texas.

Execution Version

15.2          Arbitration. Any controversy or claim arising out of or in relation to this Agreement, the Executive’s employment relationship with the Company or the termination hereof or thereof (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination) shall be resolved by confidential, binding arbitration, to be held in Houston, Texas, administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either the Company or the Executive may apply to any court of competent jurisdiction seeking an equitable remedy to enforce this Section 15.2 or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

16.              Compliance with Section 409A.

16.1          The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations or Treasury guidance issued thereunder (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments ultimately paid or provided to the Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Executive’s death), and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.

16.2          Each installment payment or other payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent that it is reasonable determined by the Company and Executive that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Execution Version

17.              SEVERABILITY

If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (i) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (ii) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (iii) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.              COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 13 hereof, may be executed in any number of counterparts (including facsimile or electronically transmitted portable document (.pdf) counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument; provided that fax or electronically transmitted signatures of this Agreement shall be deemed the same as delivery of an original. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. At the request of either party, the parties will confirm fax or electronically transmitted signature pages by signing a duplicate original document.

19.              NO CONFLICTING AGREEMENTS

The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

20.              ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written between the Company and the Executive relating to his employment with or termination from the Company.

Execution Version

The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement with effect as set forth above.

EMPLOYEE:

/s/ Matthew K. Schatzman
Matthew K. Schatzman Date: September 8, 2017

NEXTDECADE CORPORATION

By:	/s/ Kathleen Eisbrenner
Name: Kathleen Eisbrenner
Title: CEO Date: September 8, 2017

EXHIBIT 1

FORM OF LOCK-UP AGREEMENT

[●], 2017

NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Ladies and Gentlemen:

Reference is made to that certain Employment Agreement (the “Employment Agreement”), dated [_______], 2017, by and among NextDecade Corporation, a Delaware corporation (“NextDecade”) and Matthew K. Schatzman (“Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

To induce the parties to issue the Vested Stock, the undersigned hereby agrees that he will not, during the period commencing on the date hereof and ending on the first anniversary of the date hereof (the “Restricted Period), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Vested Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the undersigned or any other Related Securities (as defined below) so owned or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Vested Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Vested Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of NextDecade common stock or related securities acquired in open market transactions after the date hereof, (b) transfers of shares of NextDecade common stock or related securities as bona fide gifts or to a trust the beneficiaries of which are exclusively the undersigned or immediate family members of the undersigned, (c) transactions relating to shares of NextDecade common stock or related securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (d)  transfers of shares of NextDecade common stock or related securities by will or intestacy, (e) the exercise of options, stock appreciation rights or warrants to purchase shares of NextDecade common stock or (f) transfers, sales, tenders or other dispositions of NextDecade common stock to a bona fide third party pursuant to a tender offer for securities of NextDecade or any merger, consolidation or other business combination involving a Change of Control of NextDecade that, in each case with respect to this clause (f), has been approved by the board of directors of NextDecade (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of NextDecade common stock in connection with any such transaction, or vote any NextDecade common stock in favor of any such transaction); provided that all shares of NextDecade common stock subject to this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any NextDecade common stock subject to this agreement shall remain subject to the restrictions herein or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer, sale or any other disposition of shares of NextDecade common stock; provided that (A) in the case of any transfer, distribution or sale pursuant to clauses (b), (c), (d) or (e) above, each donee, transferee or pledgee shall sign and deliver a lock-up agreement substantially in the form of this letter, (B) in the case of any transfer or distribution pursuant to clauses (a), (b) and (c), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above), (C) in the case of clause (f) above, that any shares of NextDecade common stock received upon such exercise, vesting, conversion, exchange or settlement shall be subject to all of the restrictions set forth in this agreement, (D) in the case of clause (h) above such plan does not provide for the transfer of shares of NextDecade common stock during the Restricted Period and the entry into such plan is not publicly disclosed, including in any filing under the Exchange Act, during the Restricted Period and, (E) any filing or announcement by NextDecade or the undersigned relating to a transfer or distribution under clauses (d), (e), (f) or (g) above shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing or announcement relates solely to transfers or distributions falling within the category described in the relevant clause.

“Related Securities” shall mean any options or warrants or other rights to acquire NextDecade common stock or any securities exchangeable or exercisable for or convertible into NextDecade common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, NextDecade common stock.

“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of NextDecade’s voting securities or the voting securities of the stockholders of NextDecade if, after such transfer, such person or group of affiliated persons would hold more than fifty percent (50%) of the outstanding voting securities of NextDecade or NextDecade’s stockholders (or the surviving entity or entities thereto).

The undersigned understands that NextDecade is relying upon this agreement in proceeding toward execution of the Employment Agreement. The undersigned further understands that this agreement is irrevocable.

Notwithstanding anything herein to the contrary, this agreement shall be of no further force or effect and the undersigned shall be released from all obligations under this agreement upon the earlier of (i) the termination of the Employment Agreement and (ii) the first business day following the expiration of the Restricted Period.

This agreement shall be legally binding on the undersigned and on the undersigned’s successors and permitted assigns and shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

The undersigned irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this agreement, agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware and waives and covenants not to assert or plead any objection which it might otherwise have to such manner of service of process. The undersigned waives, and shall not assert as a defense in any legal dispute, that (a) it is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) its property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. THE UNDERSIGNED UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, THE UNDERSIGNED SHALL NOT ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, THE UNDERSIGNED SHALL NOT SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, the undersigned has caused this agreement to be executed as of the date first written above.

Very truly yours,

Matthew K. Schatzman

[Address]